UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported): March 12, 2002

 STEWART ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

LOUISIANA	0-19508	72-0693290
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

 110 Veterans Memorial Boulevard
Metairie, Louisiana 70005
(Address of principal executive offices) (Zip Code)

 (504) 837-5880
(Registrant's telephone number, including area code)

 Not Applicable
(Former name or former address, if changed since last report)

Item 5.         Other Events

            On March 12, 2002 the Company issued the following press release.

CONTACT:	Kenneth C. Budde	FOR IMMEDIATE RELEASE
Stewart Enterprises, Inc.
110 Veterans Memorial Boulevard
Metairie, Louisiana 70005
504/837-5880

STEWART ENTERPRISES REPORTS FIRST QUARTER 2002 RESULTS,
FURTHER DEBT REDUCTION AND NO IMPAIRMENT OF ASSETS UPON
IMPLEMENTATION OF SFAS NO. 142

METAIRIE, LA, March 12, 2002 . . . Stewart Enterprises, Inc. (Nasdaq NMS: STEI) announced today its results for the first quarter of fiscal year 2002, further reduction of its debt balance and implementation of Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets."

The Company announced that earnings for the quarter ended January 31, 2002 were $12.7 million, or $0.12 per share, compared to earnings of $16.8 million, or $0.16 per share, for the first quarter of fiscal year 2001. First quarter 2001 results exclude the $250.0 million after-tax ($2.34 per share) cumulative effect of the change in accounting principles recorded in the first quarter of fiscal year 2001 as a result of implementing the Securities and Exchange Commission's Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). Including the cumulative effect of the change in accounting principles, the net loss for the first quarter of 2001 was $233.2 million or $2.18 per share.

Since the beginning of fiscal year 2001, the Company has reduced its debt balance by 29 percent, from $946 million to $672 million. The Company's goal is to achieve a debt balance of about $500 million, or approximately 2.5 times domestic EBITDA during fiscal year 2003. EBITDA is defined as earnings before gross interest expense, taxes, depreciation and amortization.

The Company previously announced the sale of its foreign operations in Mexico, Australia, New Zealand and Northern Europe. The Company has also sold its operations in Spain and has agreed to sell its operations in Portugal subject to regulatory approval, which the Company expects to receive. In total, the proceeds from these transactions, including tax benefits, represent about $145 million of the $200 million to $250 million in total proceeds that the Company expects to receive from the sale of all of its foreign operations. The Company has received about $120 million in cash related to these sales and expects an additional $20 million to $25 million, principally in tax benefits and amounts in escrow, to be received in the future from completed sales. The Company has not yet received any of the tax benefits but expects to receive them throughout 2002 and 2003. Net proceeds either have been or will be used to repay debt.

The sales of the Company's remaining foreign operations in France, Canada and Argentina are expected to generate about $100 million, including tax benefits. The Company is having ongoing discussions for the sale of these businesses and expects to close these transactions this year.

William E. Rowe, President and Chief Executive Officer, stated, "We plan to use future asset sale proceeds and tax benefits of $120 million to $125 million plus $50 million to $55 million in free cash flow to reduce our current debt balance from $672 million to approximately $500 million during fiscal year 2003."

The Company also announced that there was no impairment of asset values recorded upon implementation of SFAS No. 142, which the Company adopted effective November 1, 2001. SFAS No. 142 requires that goodwill be tested for impairment at the "reporting unit" level. Without clear guidance as to the definition of a "reporting unit," the Company's initial understanding was that in applying SFAS No. 142, it might be required to test asset values at the individual facility level or at the level of all businesses within a region. Consequently, the Company initially estimated that it would incur a pre-tax noncash impairment charge of between $100 million to $300 million for its domestic operations. Since the Company's initial analysis, there has been additional clarification and guidance on the application of this pronouncement, including guidance related to the determination of a reporting unit. This clarification has resulted in the Company's evaluation of goodwill for its domestic operations at the funeral and cemetery segment levels, which constitute the Company's reporting units; accordingly, the adoption of SFAS No. 142 did not result in an impairment charge. The Company's foreign asset values were not affected by the adoption of SFAS No. 142, as all of the Company's operations held for sale have been previously marked to their estimated fair value.

As a result of implementing SFAS No. 142, effective November 1, 2001, the Company no longer amortizes goodwill. The Company's amortization of goodwill amounted to $4.8 million ($4.0 million related to domestic operations) in the first quarter of fiscal 2001. As required by SFAS No. 142, the results for the prior year's quarter have not been restated. Pro forma net earnings and earnings per share adjusted for the non-amortization provisions of SFAS No. 142 would have been $21.2 million and $.20, respectively, for the three months ended January 31, 2001, excluding the $250.0 million after-tax ($2.34 per share) cumulative effect of the change in accounting principles recorded in the first quarter of fiscal year 2001 as a result of implementing SAB 101.

Once the Company adopted a plan to sell its foreign operations and certain small domestic operations during the third quarter of 2001, it began segregating the operating results of these businesses from the operations it plans to retain. The following discussion and the supplemental schedules included in this press release segregate the financial results in order to present the Company's ongoing operating results and to provide more comparable information for investors. The Company's "operations to be retained" consist of those businesses it has owned and operated for all of this fiscal year and last and which it plans to retain ("existing operations") plus those businesses it has opened during this fiscal year or last and plans to retain ("opened operations"). "Closed and held for sale operations" consist of those that have been sold or closed during this fiscal year or last and the businesses that are being offered for sale.

Total funeral revenues for the first quarter of fiscal year 2002 were $95.1 million compared to $107.4 million for the first quarter of fiscal year 2001. The decrease from the prior year is principally due to the disposition of the Company's foreign operations and other assets. Total funeral revenues from the Company's operations to be retained were $78.2 million compared to $75.8 million in the first quarter of 2001. The increase in revenue from the operations to be retained is due to a 3.7 percent increase in the average revenue per funeral call, which was partially offset by a 2.7 percent decrease in the number of funeral calls performed by these businesses. The average revenue per funeral call for existing funeral operations increased 4.0 percent, and the number of funeral calls performed by these operations decreased 3.9 percent for the quarter. The cremation rate for the Company's existing operations was 37.5 percent for the quarter.

Brian J. Marlowe, Chief Operating Officer, commented, "We believe there are several factors contributing to our continued improvement in the average revenue per funeral. We are continuing our success in the development of strategies to enhance our funeral business by offering value-added services tailored to specific family needs. We've focused on funerals that celebrate the life of each individual in a very personal way, and we're having great success in helping families to realize some of the things they can do from a service and remembrance standpoint. As a result, we are experiencing considerable increases in our core average revenue for all families served."

Excluding a 100-event decline resulting from low-end calls that the Company elected not to perform, the number of funeral calls performed by the Company's existing funeral homes declined 3.6 percent, or about two services per domestic location.

Mr. Marlowe added, "We feel that two calls per domestic funeral home is insignificant, especially when you consider that the CDC data shows that deaths across the country were down over 5 percent for the same period, which includes a decline of over 9 percent in the month of January."

Total cemetery revenues for the first quarter of fiscal year 2002 were $58.5 million compared to $69.3 million for the first quarter of fiscal year 2001. Cemetery revenues from operations to be retained were $57.0 million compared to $66.8 million in the first quarter of 2001. The decline in revenue was principally due to a decrease in property sales and merchandise deliveries.

For the first quarter of fiscal year 2002, the overall gross margins from the Company's operations to be retained were 28.6 percent compared to 26.6 percent for the first quarter of fiscal year 2001. For the first quarter of fiscal year 2002, the funeral margins from the Company's operations to be retained were 30.3 percent compared to 24.5 percent for the first quarter of fiscal year 2001, and the cemetery margins from the Company's operations to be retained were 26.2 percent compared to 29.1 percent for the first quarter of fiscal year 2001. Had the Company implemented SFAS No. 142 in the first quarter of 2001, its funeral margins, cemetery margins and gross margins of its operations to be retained would have been 28.0 percent, 31.0 percent and 29.4 percent, respectively.

Funeral margins from operations to be retained improved due to the increase in revenue, coupled with the close management of funeral costs, as well as the elimination of $2.7 million of goodwill amortization resulting from the adoption of SFAS No. 142. The decrease in cemetery margins was principally due to the decrease in property sales and merchandise deliveries, coupled with the high fixed cost nature of the cemetery business, partially offset by the elimination of $1.3 million of goodwill amortization resulting from the adoption of SFAS No. 142.

For the quarter, EBITDA (defined as earnings before gross interest expense, taxes, depreciation and amortization) was $50.8 million compared to $63.3 million for the first quarter last year. Gross interest expense was $17.0 million and investment income was $0.1 million for the first quarter of 2002 compared to gross interest expense of $15.4 million and investment income of $2.1 million in the first quarter of 2001. Gross interest expense increased due principally to an approximate 280 basis point increase in the Company's average interest rate, partially offset by a $216.5 million decrease in the average outstanding debt. Depreciation and amortization was $13.4 million for the first quarter of 2002 compared to $21.5 million in the first quarter of 2001. Domestic EBITDA, which is representative of operations to be retained, was $47.7 million for the first quarter of 2002, representing 35.0 percent of domestic revenue compared to $50.8 million, or 35.2 percent, in the first quarter of fiscal year 2001.

The Company announced that cash flow from operations for the first quarter of 2002 was negative $2.0 million and free cash flow (defined as cash flow from operations adjusted for maintenance capital expenditures) was negative $4.1 million for the first quarter of 2002.

Kenneth C. Budde, Chief Financial Officer, stated, "Our operating cash flow this quarter is about $8 million less than last year, but this is primarily due to a reduction in earnings before taxes, an increase in interest payments and a reduction in accounts payable due to the timing of vendor payments, offset by a reduction of our investment in preneed activity. The timing of our cash flow does not come in evenly throughout the year, and our first quarter cash flow is historically not as strong as subsequent quarters. In fact, our current cash balance has increased by about $9 million since the quarter ended, and we are maintaining our forecast of $60 million to $70 million in cash flow from operations for this fiscal year."

In fiscal year 2002, the Company expects to achieve earnings of $0.38 to $0.42 per share. The details of these expectations, and the Company's second quarter earnings expectations, are included on the last page of this release.

Mr. Rowe concluded, "We're well on the road to where we said we wanted to be this year. With another quarter of solid operating performance under our belt, and with continued progress in our initiatives, our current objective is to position our Company for future growth. We look forward to providing more of the specifics of our growth plans later this year, as we near our debt objective of $500 million. We are having discussions with appropriate parties and preparing to grow our business through third party affiliations and the construction of additional funeral homes on cemeteries we own. We outlined our objectives and made substantial progress in our debt reduction and cash flow strategies last year. We are on track as we turn the first corner of 2002, and 2003 should be an exciting year for us as we begin to grow this Company again."

Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 476 funeral homes and 159 cemeteries in North America, South America, and Europe.

Stewart Enterprises, Inc. will host its quarterly conference call for investors to discuss first quarter results today at 10 a.m. Central Standard Time. The teleconference dial-in number is (877) 817-7175. From outside the continental United States, call (703) 871-3599. Interested parties may also listen to the live conference call via the Internet through Stewart Enterprises' website at  http://www.stewartenterprises.com.

To participate, please call the number or go to the website at least 15 minutes prior to the call. A replay of the call will be available on the Company's website until April 12, 2002. Additional investor information is available at http://www.stewartenterprises.com.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Dollars in thousands, except per share amounts)
	Three Months Ended January 31,

	2002	2001

Revenues:
Funeral	$ 95,083	$ 107,349
Cemetery	58,486	69,341

Total revenues	153,569	176,690

Costs and expenses:
Funeral	68,625	82,606
Cemetery	43,968	50,999

Total costs and expenses	112,593	133,605

Gross profit	40,976	43,085
Corporate general and administrative expenses	3,770	4,161

Operating earnings	37,206	38,924
Interest expense, gross	(16,970)	(15,350)
Investment income	124	2,071
Other income, net	80	835

Earnings before income taxes and cumulative effect of change in accounting principles	20,440	26,480
Income tax expense	7,767	9,665

Earnings before cumulative effect of change in accounting principles	12,673	16,815
Cumulative effect of change in accounting principles, net of a $166,669 income tax benefit	—	(250,004)

Net earnings (loss)	$ 12,673	$ (233,189)

Basic earnings per common share:
Earnings before cumulative effect of change in accounting principles	$ .12	$ .16
Cumulative effect of change in accounting principles	—	(2.34)

Net earnings (loss)	$ .12	$ (2.18)

Diluted earnings per common share:
Earnings before cumulative effect of change in accounting principles	$ .12	$ .16
Cumulative effect of change in accounting principles	—	(2.34)

Net earnings (loss)	$ .12	$ (2.18)

Weighted average common shares outstanding (in thousands):
Basic	107,639	106,962

Diluted	108,258	106,963

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

 SUPPLEMENTAL FINANCIAL INFORMATION
(Unaudited)
(Dollars in thousands)

	Three Months Ended January 31,

	2002	2001

Revenues:
Funeral
Operations to be retained	$ 78,224	$ 75,789
Closed and held for sale operations	16,859	31,560

Total funeral	95,083	107,349

Cemetery
Operations to be retained	57,020	66,780
Closed and held for sale operations	1,466	2,561

Total cemetery	58,486	69,341

Total revenues	153,569	176,690

Costs and expenses:
Funeral
Operations to be retained	54,512	57,249
Closed and held for sale operations	14,113	25,357

Total funeral	68,625	82,606

Cemetery
Operations to be retained	42,055	47,354
Closed and held for sale operations	1,913	3,645

Total cemetery	43,968	50,999

Total costs and expenses	112,593	133,605

Gross Profit:
Funeral
Operations to be retained	23,712	18,540
Closed and held for sale operations	2,746	6,203

Total funeral	26,458	24,743

Cemetery
Operations to be retained	14,965	19,426
Closed and held for sale operations	(447)	(1,084)

Total cemetery	14,518	18,342

Total gross profit	$ 40,976	$ 43,085

Item 9.         Regulation FD Disclosures

COMPANY FORECASTS FOR FISCAL YEAR 2002

The forecasts included herein were prepared by the Company's management for the purpose of providing all investors with forward-looking financial information frequently sought by the investment community. The forecasts have not been audited or otherwise approved by the Company's independent accountants or by any regulatory authority.

 Accuracy of the forecasts is dependent on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. The Company cautions readers that it assumes no obligation to update or publicly release any revisions to the forecasts made herein and, except to the extent required by applicable law, does not intend to update or otherwise revise the forecasts more frequently than quarterly.

 The forecasts are based on a variety of estimates and assumptions made by management of the Company with respect to, among other things, industry performance; general economic, market, industry and interest rate conditions; preneed and at-need sales activities and trends; fluctuations in cost of goods sold and other expenses; capital expenditures; and other matters that cannot be accurately predicted, may not be realized and are subject to significant business, economic and competitive uncertainties, all of which are difficult to predict and many of which are beyond the Company's control. Accordingly, there can be no assurance that the assumptions made in preparing the forecasts will prove accurate, and actual results may vary materially from those contained in the forecasts. More specific information about factors that could cause actual results to differ materially from these forecasts is included herein.

 For these reasons, the forecasts should not be regarded as an accurate prediction of future results, but only of results that may be obtained if substantially all of management's principal expectations are realized. The Company does not represent or warrant, and assumes no responsibility for, the completeness, accuracy or reliability of the forecasts.

Cautionary Statements

            The Company cautions readers that the following important factors, among others, in some cases have affected, and in the future, could affect, the Company's actual consolidated results and could cause the Company's actual consolidated results in the future to differ materially from the goals and expectations expressed in the forward-looking statements included herein and in any other forward-looking statements made by or on behalf of the Company.

 Risks Related to the Company's Business

 The Company's ability to achieve its debt reduction targets and to service its debt in the future depends upon the Company's ability to generate sufficient cash, which depends on many factors, some of which are beyond the Company's control.

             The Company's ability to achieve its debt reduction targets in the time frame projected by the Company depends upon the Company's ability to generate sufficient cash from three main sources: (1) the sale of its remaining foreign assets in France, Canada and Argentina, (2) income tax benefits associated with the foreign asset sales and (3) its ongoing operations. The Company cannot control whether or when it will be able to complete transactions for the sale of its remaining foreign assets with buyers willing to accept terms anticipated by the Company's forecasts. The timing of the receipt of the income tax benefits depends on the rate at which the Company can produce capital gains against which the asset sale losses can be offset and the timing of the Company's filing for capital loss carrybacks to apply against previously-taxed capital gains. The Company's ability to generate cash flow from operations depends upon, among other things, the number of deaths in the Company's markets, competition, the level of preneed sales, the Company's ability to control its costs, stock and bond market conditions, and general economic, financial and regulatory factors, much of which is beyond the Company's control.

The Company may experience declines in preneed sales due to numerous factors including changes made to contract terms and sales force compensation, or a weakening economy. Declines in preneed sales would reduce the Company's backlog and revenue and could reduce its future market share.

             In an effort to increase cash flow, the Company modified its preneed sales strategies early in fiscal year 2000 by increasing finance charges, requiring larger down payments and shortening installment payment terms. Later in fiscal year 2000, the Company changed the compensation structure for its preneed sales force. These changes, and the accompanying sales force attrition and adverse impact on sales force morale, caused preneed sales to decline. Although the Company does not anticipate making further significant changes in these areas, it may decide that further adjustments are advisable, which could cause additional declines in preneed sales. In addition, a weakening economy that causes customers to have less discretionary income could cause a decline in preneed sales. Declines in preneed cemetery property sales would reduce current revenue, and declines in other preneed sales would reduce the Company's backlog and future revenue and could reduce future market share.

 Increased preneed sales may have a negative impact on cash flow.

             Preneed sales of cemetery property and funeral and cemetery products and services are generally cash flow negative initially, primarily due to the commissions paid on the sale, the portion of the sales proceeds required to be placed into trust and the terms of the particular contract such as the size of the down payment required and the length of the contract. In fiscal year 2000, the Company changed the terms and conditions of preneed sales contracts and commissions and moderated its preneed sales effort in order to reduce the initial negative impact on cash flow. Nevertheless, the Company will continue to invest a significant portion of cash flow in preneed acquisition costs, which reduces cash flow available for other activities, and, to the extent preneed activities are increased, cash flow will be further reduced, and the Company's ability to service debt could be adversely affected.

 Price competition could reduce market share or cause the Company to reduce prices to retain or recapture market share, either of which could reduce revenues and margins.

             The Company's funeral home and cemetery operations generally face intense competition in local markets that typically are served by numerous funeral homes and cemetery firms. The Company has historically experienced price competition primarily from independent funeral home and cemetery operators, and from monument dealers, casket retailers, low-cost funeral providers and other non-traditional providers of services or products. In the past, this price competition has resulted in losing market share in some markets. In other markets, the Company has had to reduce prices and thereby profit margins in order to retain or recapture market share. In addition, because of competition from these types of competitors in some key markets, in fiscal year 1999 the Company lowered its goals for increases in average revenue per funeral service performed in the future. Increased price competition in the future could further reduce revenues, profit margins and the backlog.

Increased advertising or better marketing by competitors, or increased services from Internet providers, could cause the Company to lose market share and revenues or cause the Company to incur increased costs in order to retain or recapture the Company's market share.

             In recent years, marketing through television, radio and print advertising, direct mailings and personal sales calls has increased with respect to the sales of preneed funeral services. Extensive advertising or effective marketing by competitors in local markets could cause the Company to lose market share and revenues or cause it to increase marketing costs. In addition, competitors may change the types or mix of products or services offered. These changes may attract customers, causing the Company to lose market share and revenue or to incur costs in response to competition to vary the types or mix of products or services offered by the Company. Also, increased use of the Internet by customers to research and/or purchase products and services could cause the Company to lose market share to competitors offering to sell products or services over the Internet. The Company does not currently sell products or services over the Internet.

 Earnings from and principal of trust funds and escrow accounts could be reduced by changes in stock and bond prices and interest and dividend rates or by a decline in the size of the funds.

             Earnings and investment gains and losses on trust funds and escrow accounts are affected by financial market conditions that are not within the Company's control. Earnings are also affected by the mix of fixed-income and equity securities that the Company chooses to maintain in the funds, and it may not choose the optimal mix for any particular market condition. The size of the funds depends upon the level of preneed sales, the amount of investment gains or losses and funds added through acquisitions, if any. Declines in earnings from perpetual care trust funds would cause a decline in current revenues, while declines in earnings from other trust funds and escrow accounts could cause a decline in future revenues. In addition, any significant or sustained investment losses could result in there being insufficient funds in the trusts to cover the cost of delivering services and merchandise or maintaining cemeteries in the future. Any such deficiency would have to be covered by cash flow, which could have a material adverse effect on the Company's financial condition.

 Increases in interest rates would increase the Company's interest costs on its variable rate long-term debt and could have a material adverse effect on the Company's net income and earnings per share.

             As of March 11, 2002, $254 million of the Company's long-term debt was subject to variable interest rates, although $100 million of that amount was fixed pursuant to the terms of interest rate swaps expiring in March of 2004 and 2005. Accordingly, any significant increase in interest rates could substantially increase the Company's interest costs on its variable rate long-term debt, which could decrease the Company's net income and earnings per share materially.

 Covenant restrictions under the Company's senior secured credit facilities and senior subordinated note indenture limit the Company's flexibility in operating its business.

             The Company's senior secured credit facilities and the indenture governing the senior subordinated notes contain, among other things, covenants that restrict the Company's and the subsidiary guarantors' ability to finance future operations or capital needs or to engage in other business activities. They limit, among other things, the Company's and the subsidiary guarantors' ability to: borrow money; pay dividends or distributions; purchase or redeem stock; make investments; engage in transactions with affiliates; engage in sale leaseback transactions; consummate specified asset sales; effect a consolidation or merger or sell, transfer, lease, or otherwise dispose of all or substantially all assets; and create liens on assets. In addition, the senior secured credit facilities contain specific limits on capital expenditures as well as a requirement that the Company maintain a liquidity reserve that increases over time as long as any of the 6.70% Notes or 6.40% ROARS are outstanding. Furthermore, the senior secured credit facilities require the Company to maintain specified financial ratios and satisfy financial condition tests.

             These covenants may require the Company to act in a manner contrary to its business objectives. In addition, events beyond the Company's control, including changes in general economic and business conditions, may affect its ability to satisfy these covenants. A breach of any of those covenants could result in a default allowing the lenders to declare all amounts immediately due and payable. The Company believes that the completion of the sale of its remaining foreign operations will not violate these covenants.

 The Company's foreign operations are subject to political, economic, currency and other risks that could adversely impact its financial condition, operating results or cash flow.

             The Company's foreign operations are subject to risks inherent in doing business in foreign countries. Risks associated with operating internationally include political, social and economic instability, increased operating costs, expropriation and complex and changing government regulations, all of which are beyond the Company's control. To the extent the Company makes investments in foreign assets or receives revenues in currencies other than U.S. dollars, the value of assets and income could be, and have in the past been, adversely affected by fluctuations in the value of local currencies.

Risks Related to the Death Care Industry

 Declines in the number of deaths in the Company's markets can cause a decrease in revenues. Changes in the number of deaths are not predictable from market to market or over the short term.

             Declines in the number of deaths could cause at-need sales of funeral and cemetery services, property and merchandise to decline, which could decrease revenues. Although the United States Bureau of the Census estimates that the number of deaths in the United States will increase by approximately 1 percent per year from 2000 to 2010, longer lifespans could reduce the rate of deaths. In addition, changes in the number of deaths can vary among local markets and from quarter to quarter, and variations in the number of deaths in the Company's markets or from quarter to quarter are not predictable. These variations can cause revenues to fluctuate.

 The increasing number of cremations in the United States could cause revenues to decline because the Company could lose market share to firms specializing in cremations. In addition, basic cremations produce no revenues for cemetery operations and lesser funeral revenues and, in certain cases, profit margins than traditional funerals.

             The Company's traditional cemetery and funeral service operations face competition from the increasing number of cremations in the United States. Industry studies indicate that the percentage of cremations has steadily increased and that cremations will represent approximately 40 percent of the United States burial market by the year 2010, compared to 25 percent in 1999. The trend toward cremation could cause cemeteries and traditional funeral homes to lose market share and revenues to firms specializing in cremations. In addition, basic cremations (with no funeral service, casket, urn, mausoleum niche, columbarium niche or burial) produce no revenues for cemetery operations and lower revenues than traditional funerals and, when delivered at a traditional funeral home, produce lower profit margins as well.

 If the Company is not able to respond effectively to changing consumer preferences, the Company's market share, revenues and profitability could decrease.

             Future market share, revenues and profits will depend in part on the Company's ability to anticipate, identify and respond to changing consumer preferences. During fiscal year 2000, the Company began to implement strategies based on a proprietary, extensive study of consumer preferences it commissioned in 1999. However, the Company may not correctly anticipate or identify trends in consumer preferences, or it may identify them later than its competitors do. In addition, any strategies the Company may implement to address these trends may prove incorrect or ineffective.

 Because the funeral and cemetery businesses are high fixed-cost businesses, positive or negative changes in revenue can have a disproportionately large effect on cash flow and profits.

             Companies in the funeral home and cemetery business must incur many of the costs of operating and maintaining facilities, land and equipment regardless of the level of sales in any given period. For example, the Company must pay salaries, utilities, property taxes and maintenance costs on funeral homes and maintain the grounds of cemeteries regardless of the number of funeral services or interments performed. Because the Company cannot decrease these costs significantly or rapidly when it experiences declines in sales, declines in sales can cause margins, profits and cash flow to decline at a greater rate than the decline in revenues.

 Changes or increases in, or failure to comply with, regulations applicable to the Company's business could increase costs.

             The death care industry is subject to extensive regulation and licensing requirements under federal, state and local laws and the laws of foreign jurisdictions where it operates. For example, the funeral home industry is regulated by the Federal Trade Commission, which requires funeral homes to take actions designed to protect consumers. State laws impose licensing requirements and regulate preneed sales. Embalming facilities are subject to stringent environmental and health regulations. Compliance with these regulations is burdensome on the Company, and it is always at risk of not complying with the regulations. In addition, from time to time, governments and agencies propose to amend or add regulations, which could increase costs.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

COMPANY FORECAST FOR THE SECOND QUARTER AND FISCAL YEAR 2002
(Unaudited)
(Dollars in millions, except per share amounts)

Second Quarter 2002 Forecast

Revenue	$ 140	-	$ 155
Gross profit	$ 35	-	$ 45
Operating profit	$ 30	-	$ 40
Net interest expense	$ 15	-	$ 20
Diluted EPS	$0.09	-	$0.12
Depreciation and amortization	$ 10	-	$ 20
EBITDA	$ 45	-	$ 55

Fiscal Year 2002 Forecast

Income Statement Items
Revenue	$ 570	-	$ 590
Gross profit	$ 140	-	$ 155
Operating profit	$ 125	-	$ 135
Net interest expense	$ 60	-	$ 65
Diluted EPS	$0.38	-	$0.42

Cash Flow Items
Depreciation and amortization	$ 55	-	$ 65
EBITDA	$185	-	$200
Cash flow from operations	$ 60	-	$ 70
Maintenance capital expenditures	$ 10	-	$ 15
Free cash flow	$ 50	-	$ 55
Expenditures for growth initiatives	$ 10	-	$ 12

Balance Sheet Items
Cash and marketable securities	$ 20	-	$ 30
Total long-term debt	$550	-	$600

Free Cash Flow
EBITDA	$185	-	$200
Preneed activity	(45)	-	(50)
Interest expense, gross	(60)	-	(65)
Maintenance capital expenditures	(10)	-	(15)
Change in working capital	5	-	12
Taxes	(25)	-	(27)

Free cash flow	$ 50	-	$ 55

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
STEWART ENTERPRISES, INC.

March 12, 2002	/s/ Michael G. Hymel Michael G. Hymel Vice President Chief Accounting Officer Corporate Controller